CPI AEROSTRUCTURES, INC. 10-K

EXHIBIT 3.1.4

Certificate of Amendment

of

The Certificate of Incorporation

of

CPI Aerostructures, Inc.

Under Section 805 of the Business Corporation Law

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being respectively the President and Secretary of CPI Aerostructures, Inc., hereby certify as follows:

FIRST: The name of the corporation is CPI Aerostructures, Inc. (the “Corporation”).

SECOND: The certificate of incorporation of the corporation was filed with the Department of State on January 11, 1980.

THIRD: The amendment of the certificate of incorporation of the Corporation effected by this certificate of amendment is as follows: to increase the authorized Common Shares of the Corporation, par value $.001, from 10,000,000 to 15,000,000.

FOURTH: To accomplish the foregoing amendment, the following Article of the certificate of incorporation of the Corporation is hereby amended to read as follows:

a.       Article 4 of the certificate of incorporation of the Corporation (relating to the aggregate number of shares which the Corporation is authorized to issue and the par value thereof) is hereby amended to read as follows:

“4. The aggregate number of shares that the Corporation shall have authority to issue is fifteen million (15,000,000) Common Shares, each of which shall have a par value of $.001, all of which are of the same class, and the aggregate par value of which shall be $15,000.00.”

FIFTH: The foregoing amendment of the certificate of incorporation of the Corporation was authorized by the unanimous written consent of all the members of the Board of Directors of the Corporation, and subsequently was approved by the affirmative vote of a majority of the holders of all the outstanding shares of the Corporation entitled to vote on the said amendment of the certificate of incorporation at a meeting of shareholders.

IN WITNESS WHEREOF, we have signed this document on this 3rd day of June 1997, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

/s/ Arthur August
Arthur August
President

/s/ Theodore J. Martines
Theodore J. Martines
Secretary